Filed Pursuant to Rule 433

File No. 333-230733-04

$605+mm Harley Davidson (HDMOT) 2021-B Prime Motorcycle ABS

Joint Leads: Barclays (str), Mizuho, MUFG

Co-Managers : BofA, Lloyds, Loop, Siebert Williams, U.S Bank

CLS TOTAL(MM) OFFERED(MM) WAL M/F PWIN L.FINAL Spread Yld Cpn $Price

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A-1 75.00 71.25 0.22 P-1+/F1+ IntL-1 0.10771% 100.00000

A-2 225.00 213.75 0.99 Aaa/AAA 5-20 12/24 EDSF+8 0.247% 0.24% 99.99320

A-3 225.00 213.75 2.43 Aaa/AAA 20-41 11/26 ISWP+14 0.567% 0.56% 99.98475

A-4 80.30 76.25 3.75 Aaa/AAA 41-47 05/29 ISWP+12 0.831% 0.82% 99.96472

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Transaction Details-

TOTAL SIZE : $605.3mm (No Grow) OFFERED SIZE : $575.00mm

EXPECTED RATINGS : MOODY’S/FITCH FORMAT : SEC REGISTERED

EXPECTED PRICING : PRICED FIRST PAY DATE : 9/15/21

EXPECTED SETTLE : 8/18/21 MIN DENOMS : $1K x $1K

ERISA ELIGIBLE : YES BILL & DELIVER : BARCLAYS

PXG CASE : 1.40% ABS to 10% CALL BBG TICKER : HDMOT 2021-B

Available Materials-

PRELIMINARY OM : Attached

RATINGS FWP : Attached

DEALROADSHOW : www.dealroadshow.com | Passcode : HDMOT2021B

INTEX : bcghdmt21b-preprice | Passcode : U73B

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The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.